FREE WRITING PROSPECTUS Dated July 12, 2016	Filed Pursuant to Rule 433 Registration No. 333-210865 Registration No. 333-210865-02

$986.727mm World Omni Prime Auto Lease (WOLS) 2016-A Joint Leads: BofAML(str), MUFG, Wells
Co-mgrs:     Barclays, BBT, Mizuho, Regions, SunTrust

CLS	$AMT(mm)	WAL	MDY/F	Win	L.Final	BNCH	Launch YLD	CPN	PRICE
A-1	117.000	0.26	P-1/F1+	1-6	7/17/17	YLD		.630	100.00000
A-2A	213.000	1.27	Aaa/AAA	6-24	2/15/19	EDSF +41	1.205	1.20	99.99751
A-2B	213.000	1.27	Aaa/AAA	6-24	2/15/19	1mL +41			100.00000
A-3	305.000	2.29	Aaa/AAA	24-31	8/15/19	ISWP +58	1.460	1.45	99.98746
A-4	93.282	2.67	Aaa/AAA	31-33	1/17/22	ISWP +71	1.617	1.61	99.99589
B	45.445	2.80	Aa2/AA	33-34	1/17/22	ISWP +95	1.866	1.85	99.97604

BILL & DELIVER:	BofAML	BBG TICKER:	WOLS 16-A
REGISTRATION:	Public/SEC Registered	EXPECTED RATINGS:	Moody's/Fitch
EXPECTED SETTLE:	7/20/16	FIRST PAY DATE:	08/15/16
ERISA ELIGIBLE:	YES	PXG SPEED:	75% PPC to Maturity
DENOMS:	$1k x $1k

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.